Exhibit 99.1

New Peoples Bankshares, Inc. Declares 13-for-10 Stock Split

Honaker, Virginia – August 24, 2007 – New Peoples Bankshares, Inc. (the “Company”) announced today that its Board of Directors approved a 13-for-10 stock split, to be effected in the form of a stock dividend, payable on September 12, 2007 to all shareholders of record at the close of business on September 4, 2007. In lieu of issuing fractional shares of Company common stock, the Company will pay to holders who otherwise would have been entitled to a fractional share an amount in cash based on the fair market value of Company common stock on the record date.

“The Board of Directors wants to reward our shareholders for their confidence in New Peoples Bankshares. We believe this stock dividend allows shareholders to participate in the company’s continued success and demonstrates our commitment to enhancing shareholder value. We are very appreciative of our shareholders for their support,” commented Kenneth D. Hart, President and CEO.

New Peoples Bankshares, Inc. is a bank holding company with three wholly-owned subsidiaries: New Peoples Bank, Inc., NPB Financial Services, Inc., and NPB Web Services, Inc. New Peoples Bank offers a range of banking and related financial services through 29 locations throughout southwestern Virginia, southern West Virginia, and northeastern Tennessee.

New Peoples Bankshares had $739 million in total assets as of June 30, 2007.